EXHIBIT  99.1

FOR RELEASE

Date: July 25, 2018

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Record Net Income for the Tenth Consecutive Year, for Fiscal
Year Ended June 30, 2018

Catskill, N.Y. – July 25, 2018- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter and fiscal year ended June 30, 2018.  Net income for the quarter and fiscal year ended June 30, 2018 was $3.6 million, or $0.42 per basic and diluted share, and $14.4 million, or $1.69 per basic and diluted share, respectively, as compared to $2.9 million, or $0.34 per basic and diluted share, and $11.2 million, or $1.32 per basic and $1.31 per diluted share, for the quarter and year ended June 30, 2017, respectively.  Net income increased $762,000, or 26.7%, when comparing the quarters ended June 30, 2018 and 2017, and increased $3.2 million, or 28.8%, when comparing the years ended June 30, 2018 and 2017.

Donald Gibson, President & CEO stated: “I am very proud to report record net income for the tenth consecutive year.  The past ten years were some of the most challenging in U.S. banking history. Despite these challenges, Greene County Bancorp, Inc. has remained strong and has experienced tremendous growth. The record earnings are the direct result of ten years of growth across all three of our primary business lines which are retail, commercial and municipal banking.”

Mr. Gibson continued: “We have achieved this growth through the dedication and outstanding work of our employees.   I believe our employees deserve special recognition for these accomplishments and I personally thank each one of them.”

Selected highlights for the quarter and fiscal year ended June 30, 2018 are as follows:

Net Interest Income and Margin
•
Net interest income increased $1.5 million to $9.4 million for the three months ended June 30, 2018 from $7.9 million for the three months ended June 30, 2017. Net interest income increased $4.5 million to $34.9 million for the year ended June 30, 2018 from $30.4 million for the year ended June 30, 2017.  These increases in net interest income were primarily the result of the growth in the average balance of interest-earning assets.  Total average interest-earning assets increased to $1.1 billion for the year ended June 30, 2018 as compared to $895.7 million for the year ended June 30, 2017, an increase of $160.4 million, or 17.9%.   Average loans outstanding increased $82.4 million, or 14.0%, to $670.5 million for the year ended June 30, 2018 as compared to $588.1 million for the year ended June 30, 2017.  The average balance of securities increased $59.4 million to $359.7 million for the year ended June 30, 2018 as compared to $300.3 million for the year ended June 30, 2017.

•
Net interest spread and margin decreased six and five basis points, respectively, when comparing the three months ended June 30, 2018 and 2017.  Net interest spread decreased to 3.25% for the three months ended June 30, 2018 compared to 3.31% for the three months ended June 30, 2017.  Net interest margin decreased to 3.34% for the three months ended June 30, 2018 compared to 3.39% for the three months ended June 30, 2017.  Net interest spread and margin decreased nine and eight basis points, respectively, when comparing the years ended June 30, 2018 and 2017.  Net interest spread decreased to 3.23% for the year ended June 30, 2018 compared to 3.32% for the year ended June 30, 2017.  Net interest margin decreased to 3.31% for the year ended June 30, 2018 compared to 3.39% for the year ended June 30, 2017.  With recent increases in short-term rates, the cost of interest-bearing liabilities has increased during the quarter and year end June 30, 2018, which has led to the decrease in the spread and margin.  Also contributing to the decrease in spread and margin is the change in the mix of interest earning assets with a higher concentration of lower yielding securities and interest bearing bank balances and a lower concentration of net loans receivable.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 3.56% and 3.64% for the three months ended June 30, 2018 and 2017, respectively. Tax equivalent net interest margin was 3.52% and 3.64% for the years ended June 30, 2018 and 2017, respectively.  Tax equivalent net interest margin for the quarter and year ended June 30, 2018 have been adjusted to reflect the Federal blended statutory tax rate applicable to our fiscal year 2018 of 28.1% resulting from the Tax Cuts and Jobs Act (“TCJA”).  As a result of utilizing this lower statutory tax rate for the periods ended June 30, 2018, the tax equivalent net interest margin decreased six basis points for the quarter and year ended June 30, 2018, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $486,000 and $439,000 for the three months ended June 30, 2018 and 2017, respectively. The provision for loan losses amounted to $1.5 million and $1.9 million for the years ended June 30, 2018 and 2017, respectively. The decrease in the provision for loan loss for the fiscal year is the result of slower growth in average loan balances. Net loans grew $80.2 million during the year ended June 30, 2018 compared to $101.4 million for the year ended June 30, 2017, as the Company continues to focus on commercial lending.  Allowance for loan losses to total loans receivable decreased to 1.68% as of June 30, 2018 as compared to 1.74% as of June 30, 2017.  Despite the significant increases in net loans over the past two years, the level of nonperforming loans has remained stable and the level of charge-off activity has been low, which has led to this decrease in the allowance for loan losses to total loans receivable.

•
Net charge-offs amounted to $85,000 and $138,000 for the three months ended June 30, 2018 and 2017, respectively, and amounted to $528,000 and $374,000 for the years ended June 30, 2018 and 2017, respectively. The increase in net charges-offs for the fiscal year is due to the charge-off of two commercial loans during the first quarter of fiscal 2018.  Commercial loan charge-offs during the fiscal year ended June 30, 2017 totaled $66,000.

•
Nonperforming loans amounted to $3.6 million at June 30, 2018 and 2017, respectively. At June 30, 2018 and June 30, 2017, respectively, nonperforming assets to total assets were 0.32% and 0.45% and nonperforming loans to net loans were 0.51% and 0.58%.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $314,000, or 18.7%, to $2.0 million for the three months ended June 30, 2018 as compared to $1.7 million for the three months ended June 30, 2017.  Noninterest income increased $1.1 million, or 16.5%, to $7.5 million for the year ended June 30, 2018 as compared to $6.4 million for the year ended June 30, 2017. These increases are primarily due to increases in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards, as well as increased monthly or transactional service charges on deposit accounts.  Investment services income also increased during the period due to higher sales volume of investment products.

•
Noninterest expense increased $973,000, or 18.0%, to $6.4 million for the three months ended June 30, 2018 as compared to $5.4 million for the three months ended June 30, 2017. Noninterest expense increased $2.4 million, or 12.0%, to $22.4 million for the year ended June 30, 2018 as compared to $20.0 million for the year ended June 30, 2017. These increases in noninterest expense are primarily the result of an increase in salaries and employee benefits expenses, resulting from additional staffing to support the Bank’s growth.  New positions were added within the Bank’s lending department, customer service center, investment center and for the Bank’s new branches in Copake, New York and Woodstock, New York. Also contributing to the increase in noninterest expenses were additional costs associated with the opening of the new branch in Copake, New York as well as higher service and data processing fees resulting from costs associated with offering more services to customers through online banking.  Additionally, an increase in other noninterest expenses was the result of higher bank service charges related to the utilization of municipal letters of credit to collateralize uninsured municipal deposits, as well as higher charitable donations given to The Bank of Greene County Charitable Foundation.

Income Taxes
•
Provision for income taxes directly reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements.  The effective tax rate was 20.6% and 22.1% for the quarter and year ended June 30, 2018, respectively compared to 24.4% and 25.1% for the quarter and year ended June 30, 2017.   The decrease in the effective tax rate for the quarter and year ended June 30, 2018 is primarily the result of the impact of the enactment of the TCJA in December 2017.  The TCJA permanently reduces the maximum corporate income tax rate from 35% to 21% effective for tax years beginning after December 31, 2017.  The lower corporate income tax rate means that deferred tax assets and liabilities that will be deductible or taxable in the future would need to be computed at the new tax rate.  Additionally, fiscal year-end taxpayers such as Greene County Bancorp, Inc. are required to utilize a “blended rate” in calculating the effective tax rate for the fiscal year based on a ratio utilizing the number of days at the 35% tax rate and the number of days at the 21% tax rate.  Greene County Bancorp, Inc.’s statutory blended rate for fiscal 2018 is approximately 28%.  The Company recognized $251,000 an income tax benefit for the three months ended December 31, 2017 as a result of the TCJA.  The statutory rate is also impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, as well as the tax benefit derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate.

Balance Sheet Summary
•
Total assets of the Company were $1.2 billion at June 30, 2018 as compared to $982.3 million at June 30, 2017, an increase of $169.2 million, or 17.2%.  This growth is the result of the continued expansion within our existing markets, across all three of our primary banking lines - retail, commercial, and municipal.

•
Securities available-for-sale and held-to-maturity increased $80.3 million, or 25.5%, to $395.6 million at June 30, 2018 as compared to $315.3 million at June 30, 2017.  Securities purchases totaled $183.3 million during the year ended June 30, 2018 and consisted of $134.3 million of state and political subdivision securities, $41.9 million of mortgage backed securities, $4.2 million of U.S. government sponsored enterprises securities, $2.0 million of corporate debt securities, and $890,000 of other securities. Principal pay-downs and maturities during the year amounted to $101.5 million, of which $19.5 million were mortgage-backed securities, $79.5 million were state and political subdivision securities, and $2.5 million were corporate debt securities.

•
Net loans receivable increased $80.2 million, or 12.9%, to $704.4 million at June 30, 2018 from $624.2 million at June 30, 2017.  The loan growth experienced during the year consisted primarily of $26.0 million in commercial real estate loans, $24.3 million in commercial loans, $5.8 million in multi-family real estate loans, $10.5 million in residential real estate loans, and $13.7 million in construction loans.  The Company continues to focus on generating commercial real estate and commercial loans within its market area.

•
Total deposits increased to $1.0 billion at June 30, 2018 from $859.5 million at June 30, 2017, an increase of $165.7 million, or 19.3%. This increase was partially the result of a $96.6 million increase in municipal deposits at Greene County Commercial Bank, primarily from continued growth in new account relationships as well as tax collection. NOW deposits increased $128.6 million, or 32.7%, money market deposits increased $13.9 million, or 11.6%, savings deposits increased $18.8 million, or 9.5% and noninterest-bearing deposits increased $6.8 million, or 7.1% when comparing June 30, 2018 and 2017. These increases were partially offset by a decrease in certificates of deposit of $2.4 million, or 4.5%, when comparing June 30, 2018 and 2017. Included within certificates of deposits at June 30, 2018 and 2017 were $15.0 million, in brokered certificates of deposit.

•
Borrowings amounted to $18.2 million of long-term borrowings, with the Federal Home Loan Bank of New York, at June 30, 2018, compared to $6.9 million of overnight borrowings and $22.7 million of long-term borrowings at June 30, 2017.

•
Shareholders’ equity increased to $96.2 million at June 30, 2018 from $83.5 million at June 30, 2017, as net income of $14.4 million was partially offset by dividends declared and paid of $1.5 million, and a $631,000 increase in accumulated other comprehensive loss. Other changes in equity, an increase of $160,000, were the result of options exercised with the Company’s 2008 Stock Option Plan.  At June 30, 2018, there were no remaining options to be exercised with the Company’s 2008 Stock Option Plan.

During the three months ended March 31, 2018, $259,000 in accumulated other comprehensive income was reclassified to retained earnings, which represents the stranded credit resulting from the change in Federal tax rates upon the enactment of the TCJA and its impact on deferred taxes associated with items reported in accumulated other comprehensive income.  This adjustment is the result of the Company adopting the amendments to the Financial Accounting Standards Board’s Accounting Standard Update (ASU 2018-02) “Income Statement-Reporting Comprehensive Income (Topic 220)” issued in February 2018.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment.  Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."
 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income (Unaudited)

	At or for the Three Months Ended June 30,		At or for the Years Ended June 30,
Dollars in thousands, except share and per share data	2018	2017	2018	2017
Interest income	$10,543	$8,750	$38,928	$33,459
Interest expense	1,119	813	4,014	3,077
Net interest income	9,424	7,937	34,914	30,382
Provision for loan losses	486	439	1,530	1,911
Noninterest income	1,995	1,681	7,481	6,424
Noninterest expense	6,375	5,402	22,362	19,967
Income before taxes	4,558	3,777	18,503	14,928
Tax provision	939	920	4,095	3,741
Net Income	$3,619	$2,857	$14,408	$11,187

Basic EPS	$0.42	$0.34	$1.69	$1.32
Weighted average shares outstanding	8,529,981	8,502,614	8,513,558	8,495,022
Diluted EPS	$0.42	$0.34	$1.69	$1.31
Weighted average diluted shares outstanding	8,537,892	8,521,191	8,534,909	8,513,129
Dividends declared per share [4]	$0.0975	$0.095	$0.39	$0.38

Selected Financial Ratios
Return on average assets[1]	1.26%	1.20%	1.34%	1.22%
Return on average equity[1]	15.35%	13.94%	16.09%	14.25%
Net interest rate spread[1]	3.25%	3.31%	3.23%	3.32%
Net interest margin[1]	3.34%	3.39%	3.31%	3.39%
Fully taxable-equivalent net interest margin[2]	3.56%	3.64%	3.52%	3.64%
Efficiency ratio[3]	55.83%	56.17%	52.75%	54.25%
Non-performing assets to total assets			0.32%	0.45%
Non-performing loans to net loans			0.51%	0.58%
Allowance for loan losses to non-performing loans			335.96%	302.72%
Allowance for loan losses to total loans			1.68%	1.74%
Shareholders’ equity to total assets			8.35%	8.50%
Dividend payout ratio[4]			23.08%	28.79%
Actual dividends paid to net income[5]			10.59%	17.16%
Book value per share			$11.27	$9.82

1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was approximately 28.1% and 34% for federal income taxes and 3.62% and 3.32% for New York State income taxes for the three months and years ended June 30, 2018 and 2017, respectively.

Non-GAAP reconciliation – Fully taxable equivalent net interest margin

	For the three months ended June 30,		For the years ended June 30,
(Dollars in thousands)	2018	2017	2018	2017
Net interest income (GAAP)	$9,424	$7,937	$34,914	$30,382
Tax-equivalent adjustment	627	588	2,223	2,210
Net interest income (fully taxable-equivalent basis)	$10,051	$8,525	$37,137	$32,592

Average interest-earning assets	$1,129,376	$937,014	$1,056,101	$895,659
Net interest margin (fully taxable-equivalent basis)	3.56%	3.64%	3.52%	3.64%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.0% of the Company’s shares outstanding.
5 Dividends declared divided by net income.  Dividends were paid to the MHC during the quarter ended June 30, 2017.  The MHC waived its right to receive dividends declared during all other quarters within the fiscal years ended June 30, 2017 and 2018.

Current period information is preliminary and based on company data available at the time of the press release.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)

	As of June 30, 2018	As of June 30, 2017
(Dollars In thousands)
Assets
Total cash and cash equivalents	$26,504	$16,277
Long term certificate of deposit	2,385	2,145
Securities- available for sale, at fair value	121,023	91,483
Securities- held to maturity, at amortized cost	274,550	223,830
Federal Home Loan Bank stock, at cost	1,545	2,131

Gross loans receivable	715,641	634,331
Less: Allowance for loan losses	(12,024)	(11,022)
Unearned origination fees and costs, net	814	878
Net loans receivable	704,431	624,187

Premises and equipment	13,304	13,615
Accrued interest receivable	5,057	4,033
Foreclosed real estate	119	799
Prepaid expenses and other assets	2,560	3,791
Total assets	$1,151,478	$982,291

Liabilities and shareholders’ equity
Noninterest bearing deposits	$102,694	$95,929
Interest bearing deposits	922,540	763,606
Total deposits	1,025,234	859,535

Borrowings from FHLB, short term	-	6,900
Borrowings from FHLB, long term	18,150	22,650
Accrued expenses and other liabilities	11,903	9,685
Total liabilities	1,055,287	898,770
Total shareholders’ equity	96,191	83,521
Total liabilities and shareholders’ equity	$1,151,478	$982,291
Common shares outstanding	8,537,814	8,502,614
Treasury shares	73,526	108,726

Current period information is preliminary and based on company data available at the time of the press release.